Saga Communications, Inc. Announces that Bob Lawrence is Joining the Company as Vice President/Group Program Director

GROSSE POINTE FARMS, Mich., April 9, 2015 /PRNewswire/ -- Saga Communications, Inc. (NYSE MKT: SGA) today reported that Bob Lawrence is joining the company as Vice President and Group Program Director. Bob previously was President and CEO of Pinnacle Media Worldwide, a company that worked with radio clients in the areas of strategic research, product direction, and brand focus.

Edward K. Christian, President and Chief Executive Officer of Saga Communications, Inc. said, "We had excellent candidates express interest in the position of Vice President and Group Program Director for Saga. We have worked with Bob Lawrence and Pinnacle for years and have always been impressed with his radio knowledge, analysis, and solutions to problems. He already understands the Saga culture and this will be a seamless transition for him and us. I welcome Bob as a member of our team."

Bob Lawrence said, "I'm so very honored and thrilled that Ed Christian has invited me to join the many talented managers and programmers at one of the most respected and successful media companies in the industry. Leaving such a labor of love as Pinnacle Media after so many years is indeed, difficult. I have created so many wonderful, lifelong friendships but I am very blessed and grateful for this new and exciting chapter with Saga."

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 25 markets, including 62 FM and 30 AM radio stations, 1 state radio network, 4 television stations and 5 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

CONTACT: Samuel D. Bush, 313/886-7070